PRESS RELEASE

China BAK to Raise $16 Million in Registered Direct Offering

Shenzhen, China – China BAK Battery, Inc. (“China BAK” or “BAK”) (Nasdaq: CBAK – News) today announced that it has entered into definitive agreements with certain accredited investors to sell in a registered direct offering 4,102,564 million shares of its common stock at a price at $3.90 per share under its Form S-3 Registration Statement resulting in gross proceeds to the Company of $16 million, before deducting placement agent fees and expenses of the offering. In addition, the Company has issued to the investors a warrant to purchase 4,102,564 shares of common stock, in the aggregate, at a price of $3.90 per share for 60 days.

The closing is subject to certain customary closing conditions and is expected to occur early next week.

Proceeds from the offering will be used primarily to fund expansion of the Company’s notebook cell lines.

About China BAK Battery, Inc.

China BAK Battery Inc. is one of the largest manufacturers of lithium- based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Brean Murray, Carret & Co., LLC (570 Lexington Avenue, 11th Floor, New York, NY 10022, fax +1-212-702-6548), or from China BAK (BAK Industrial Park, No. 1 BAK Street, Kuichong Town, Longgang District, Shenzhen, 518119, People’s Republic of China, fax +86-755-89770014).

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to our business and risks related to operating in China. Please refer to our 10-K for specific details on our risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Tracy Li
Tel: +86-755-8977-0093
Email: tracylee@bak.com.cn